LIGHTBRIDGE ANNOUNCES EXIT FROM TELECOM DECISIONING SERVICES BUSINESS

Company to Concentrate on Growing e-Commerce Business

Reaffirms Third Quarter 2006 Revenue Guidance

BURLINGTON, MA, October 4, 2006 — Lightbridge, Inc., (NASDAQ: LTBG), today announced its decision to exit the Telecom Decisioning Services (TDS) business and focus on Payment Processing. The decision is based upon the outcome of negotiations with Sprint Nextel, the Company’s largest TDS client, which has advised the Company that Sprint Nextel will not be a significant customer after October 2006. The Sprint Nextel business is expected to rapidly wind down prior to expiration of the Sprint contract on December 31, 2006. Lightbridge will continue to work with its existing TDS customers to facilitate an orderly transition of their business to other vendors.

“Our decision to exit the TDS business, while difficult for all of those affected, further sharpens our focus on payment processing, which offers the most promising growth potential for the Company,” said Robert Donahue, Lightbridge president and CEO. “This is reflective of the strategic direction the Company has taken over the past two years, and we believe that exiting the TDS business will provide higher returns for our shareholders in the future.”

Based on preliminary information and assessments, the Company expects to record restructuring and related asset impairment charges in the range of $6.5 million to $13.0 million, the cash portion of which is in the range of $3.5 million to $8.0 million, through the first half of 2007. A workforce reduction of approximately 200 employees is expected over that time period. The Company intends to release more detailed information on these charges as it refines its estimates.

The Company also reaffirmed its previously stated revenue guidance of $22.4 million to $24.2 million for the third quarter of 2006 including $13.9 million to $14.7 million for Authorize.Net. As a result of its decision to exit the TDS business, the Company is evaluating whether a portion of the non-cash asset impairment charge of $3.0 million to $5.0 million should be included in its third quarter results. Net income per fully diluted share for the third quarter of 2006 is expected to be $0.03 to $0.11 excluding the potential impact of any such non-cash asset impairment charge, in line with previously announced guidance. The net income per fully diluted share range of $0.03 to $0.11 includes previously announced restructuring charges of $0.02 per fully diluted share and estimated SFAS 123® share based compensation expense of $0.02 to $0.03 per fully diluted share. For the third quarter of 2006, net income per fully diluted share before share-based compensation expense, restructuring charges and the potential impact of any non-cash asset impairment charge noted above (a non-GAAP financial measure) accordingly remains at $0.08 to $0.16 in line with previously announced guidance.

About Lightbridge® (www.lightbridge.com)

Lightbridge, Inc. (NASDAQ: LTBG) is a leading e-commerce, analytics and decisioning company that businesses trust to manage customer transactions. Lightbridge adds value to fraud screening, credit qualification and payment authorization. Lightbridge solutions leverage intelligent automated systems and human expertise, delivered primarily through the efficiencies and cost savings of an outsourced business model. Businesses use Lightbridge to make smarter decisions, deliver better services, provide secure payments, reduce costs and enhance the lifetime value of their customers. For more information, visit www.lightbridge.com.

AUTHORIZE.NET and LIGHTBRIDGE are registered trademarks and the Lightbridge logo is a trademark of Lightbridge Inc. All other marks are the property of their respective owners.

Non-GAAP Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, (GAAP), the Company has provided non-GAAP financial measures which it believes are useful to help investors better understand its financial performance, competitive position and prospects for the future. Such measures exclude share-based compensation expense, restructuring charges and asset impairment charges. The Company uses the modified prospective method to report compensation charges associated with the expensing of stock options. Management believes these non-GAAP financial measures assist in providing a more complete understanding of the Company’s underlying operational results and trends and in allowing for a more comparable presentation of results in the reported period to those in prior periods that did not include SFAS 123® share-based compensation. Management uses these measures along with their corresponding GAAP financial measures to help manage the Company’s business and to help evaluate its performance compared to the marketplace. However, the presentation of non-GAAP financial measures is not meant to be considered in isolation or as superior to or as a substitute for financial information provided in accordance with GAAP. The non-GAAP financial measures used by the Company may be calculated differently from, and, therefore, may not be comparable to, similarly titled measures used by other companies. Investors are encouraged to review reconciliations of non-GAAP financial measures to the comparable GAAP results found on the Company’s website at: www.lightbridge.com.

Forward-looking Statements

Certain statements in this news release that are not historical facts including, without limitation, those relating to the Company’s expectations with respect to restructuring and impairment charges related to its exit from the TDS business, growth potential for payment processing, higher returns for shareholders from its exit from the TDS business and guidance for the third quarter of 2006 are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, (i) the adverse impact that the Company’s decision to exit the TDS business will have on its revenues, net income, stock price, and future business and operations, (ii) risks and costs associated with the Company’s continuing commitments under TDS customer contracts and TDS related operating leases and the difficulty of transitioning TDS customers to other vendors and subleasing or exiting facilities, as the case may be, (iii) risks and costs associated with the termination of employees, (iv) dependence on a limited number of clients, (v) the Company’s revenue concentration in the wireless telecommunications business, (vi) uncertainties about the Company’s ability to execute on, and about the impact on the Company’s business and operations of, its objectives, plans or strategies including its decision to exit the TDS business, (vii) the impact of compensation expense, restructuring, asset impairment and other charges on the Company’s business and operations including, without limitation, those related to the Company’s exit from the TDS business, and (viii) the factors disclosed in the Company’s filings with the U.S. Securities and Exchange Commission including, without limitation, its 2005 Annual Report on Form 10-K, most recent 2006 Quarterly Report on Form 10-Q, and other public filings. The Company undertakes no obligation to update any forward-looking statements.

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Contacts:

Lynn Ricci

Lightbridge, Inc.

781-359-4854

lricci@lightbridge.com